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                                                                   Exhibit 99.1


                          R&G FINANCIAL CORPORATION'S
                              CLASS B COMMON STOCK
                                TO BEGIN TRADING
                         ON THE NEW YORK STOCK EXCHANGE


San Juan, Puerto Rico, July 11, 2002. R&G Financial Corporation ("R&G Financial"), San Juan, Puerto Rico (NYSE: RGF), the financial holding company of R-G Premier Bank of Puerto Rico, a Puerto Rico commercial bank, R&G Mortgage Corp., the second largest residential mortgage loan originator and servicer in Puerto Rico, and Crown Bank, a recently acquired federal savings bank, with branches in the Orlando/Tampa/St. Petersburg, Florida markets, announced today that it will commence trading of its Class B Common Stock on the New York Stock Exchange (NYSE) under the new ticker symbol "RGF" with the opening of the market tomorrow Friday, July 12, 2002. Effective with the close of trading today, R&G Financial voluntarily delisted its Class B Common Stock trading on the NASDAQ National Market under the symbol "RGFC."


Victor J. Galan, Chairman and Chief Executive Officer of R&G Financial, stated "We are delighted to be joining the distinguished family of NYSE-listed companies. We believe our move to the world's most prestigious stock exchange will increase our exposure to a wider investor base, improve the trading efficiency and liquidity of our shares, and promote our status as a leading company in the financial services industry." Mr. Galan continued: "We believe the listing on the NYSE is an important milestone for R&G Financial Corporation."


Dick Grasso, the Chairman and Chief Executive Officer of the NYSE said, "We are proud to have R & G Financial Corporation join the family of NYSE-listed companies. We look forward to an outstanding partnership with R & G Financial, and to provide their shareholders with unparalleled visibility and liquidity."


R&G Financial's four series of preferred stock will continue to be listed on the NASDAQ National Market, where R&G Financial's Class B Common Stock has traded since its initial public offering in 1996.


R&G Financial, currently in its 30th year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States providing banking, mortgage-banking, investments, consumer finance and insurance through its wholly-owned subsidiaries: R-G Premier Bank of Puerto Rico, R&G Mortgage Corp., The Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage Corp., Crown Bank, a Federal Savings Bank, Continental Capital Corp., Crown Bank's New York and North Carolina-based mortgage banking subsidiary, Home & Property Insurance Corp., a Puerto Rico insurance agency, and R-G Investments Corporation, its Puerto Rico broker-dealer. At March 31, 2002, R&G Financial had $4.8 billion of total assets, $534.4 million of stockholders' equity, and a servicing portfolio of $7.3 billion.


Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. These and other factors could adversely affect the outcome of the plans and events described herein.


For further information contact: Joseph R. Sandoval, Chief Financial Officer at
(787) 756-2801; jsandoval@rgonline.com or http://www.rgonline.com.